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                                                                 Exhibit 23.1(a)



Consent of Independent Accountants


We consent to the inclusion in this amendment to the registration statement on Form S-4 of our report, which includes an explanatory paragraph concerning National Tobacco Company, L.P.'s adoption of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," dated January 24, 1997, on our audits of the consolidated financial statements of NTC Holding, LLC and the financial statements of National Tobacco Company, L.P. We also consent to the references to our firm under the caption "Independent Public Accountants."


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Louisville, Kentucky
September 16, 1997